UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 22, 2006
Symbol Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1 -9802 (Commission File Number)	112308681 (I.R.S. Employer Identification No.)

One Symbol Plaza, Holtsville, New York (Address of principal executive offices)	11742 (Zip Code)

Registrant’s telephone number, including area code:	(631)738 — 2400
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.
Symbol Technologies, Inc. (the “Company”) is furnishing herewith its press release dated February 22, 2006 disclosing results for the fiscal quarter and fiscal year ended December 31, 2005. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Management of the Company will host a teleconference on February 22, 2006 at 5:30 PM eastern time to discuss the Company’s results. Details on accessing the teleconference are contained in the press release. Audio replay of the teleconference will be available on a 24 hour basis on the Company’s website at http://www.symbol.com/investors or by dialing the toll free number indicated in the press release, from February 22, 2006 at 7:30 PM eastern time through midnight eastern time on March 22, 2006.
The information in this Item 2.02 and Item 9.01, and Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing.
Item 8.01 Other Events.
On February 22, 2006, the Company announced that the Ohio Supreme Court had declined to review the appeal of Smart Media of Delaware, Inc. in the previously disclosed case titled Telxon v. Smart Media of Delaware, Inc. On September 21, 2005, the Company had announced that the Court of Appeals for the Ninth District had reversed the judgment of the trial court against the Company and its wholly owned subsidiary, Telxon Corporation (“Telxon”). That decision set aside the trial court’s previous judgment, rendered on May 6, 2004, awarding $218 million plus interest to Smart Media of Delaware, Inc. and an individual plaintiff.
The Company and Telxon intend to seek the return of the $50 million deposited with the clerk of the court by Telxon and the Company to secure the trial court judgment as soon as the court system allows.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
99.1  Press release announcing 2005 fourth quarter and annual results, dated February 22, 2006

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symbol Technologies, Inc.
February 22, 2006	By:	/s/ James M. Langrock
		Name:	James M. Langrock
		Title:	Vice President, Chief Accounting Officer and Corporate Controller